Exhibit 5.1
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
July 6, 2007
lululemon athletica inc.
2285 Clark Drive
Vancouver, British Columbia
Canada, V5N 3G9

Re:	Registration Statement on Form S-1 Registration No.: 333-142477 —
Ladies and Gentlemen:
     We have acted as counsel to lululemon athletica inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-142477) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the public offering (the “Offering”) of up to an aggregate of 18,200,000 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”). The Shares are inclusive of 2,290,909 shares that are being offered by the Company (the “Company Firm Shares”), 15,909,091 shares (the “Selling Stockholder Firm Shares”) that are being offered by certain selling stockholders (the “Selling Stockholders”), and up to 2,730,000 shares being offered if the underwriters exercise in full their option to purchase additional shares, all of which will be offered by Selling Stockholders (the “Selling Stockholder Option Shares,” and together with the Selling Stockholder Firm Shares, the “Selling Stockholder Shares”).
     We understand that the Shares are to be sold by the Company and the Selling Stockholders pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (including all amendments thereto) as filed with the Commission, (ii) the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, (iii) the Company’s Certificate of Incorporation, as amended and/or restated to date, (iv) the Company’s By-Laws, as amended and/or restated to date, (v) resolutions of the Board of Directors and stockholders of the Company relating to the Offering and the issuance of the Selling Stockholder Shares as provided to us by the Company, (vi) the stock record books of the Company as provided to us by the Company, (vii) the form of the Company’s Amended and Restated

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lululemon athletica inc.
July 6, 2007

Certificate of Incorporation to be adopted prior to the execution and delivery of the Underwriting Agreement, filed as Exhibit 3.4 to the Registration Statement, and (viii) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and the due execution and delivery of such certificates.
     We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     Our opinion below, insofar as it relates to the status of the Selling Stockholder Shares as fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.
     Based upon and subject to the forgoing, we are of the opinion that (1) when (i) the Board of Directors of the Company or the Pricing Committee duly appointed by the Board of Directors approves the public offering price, (ii) the duly appointed officers of the Company, the Selling Stockholders, and the Underwriters execute and deliver the Underwriting Agreement and (iii) the Company Shares are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable; and (2) when the duly appointed officers of the Company, the Selling Stockholders, and the Underwriters execute and deliver the Underwriting Agreement, the Selling Stockholder Shares will be duly authorized, validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

lululemon athletica inc.
July 6, 2007

     As counsel to the Company, we have furnished this opinion letter in connection with the filing of the Registration Statement.

Very truly yours, /s/ Pepper Hamilton LLP Pepper Hamilton LLP